Exhibit 99.1

CONTACT:
Imation Corp.
Tim Gallaher, 651-704-4311

Imation Reports Operating Income from Continuing Operations of $4.5 Million; Generates $52.4 Million of Cash in Q4 2009

OAKDALE, Minn.--(BUSINESS WIRE)--January 21, 2010--Imation Corp. (NYSE:IMN) today released financial results for the quarter and full year ended December 31, 2009. All financial information included in this press release reflects the continuing operations of the Company’s businesses for all periods presented unless otherwise indicated.

Key points for Q4 and the year end include the following:

  Revenue was $451.7 million for Q4 2009, down 12.1 percent compared with revenue of $513.9 million for Q4 2008. Revenue of $1,649.5 million for the year ended December 31, 2009 was down 16.7 percent from revenue of $1,981.0 million for the year ended December 31, 2008.
  Operating income for Q4 2009 was $4.5 million, including $3.8 million of restructuring and other charges. This is compared with an operating loss of $50.0 million for Q4 2008, which included goodwill impairment charges of $32.4 million and $9.9 million of restructuring and other charges. Excluding these charges, operating income for Q4 2009 was $8.3 million compared with operating loss of $7.7 million on the same basis for Q4 2008 (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results below).
  Total cash and cash equivalents were $163.4 million at December 31, 2009, an increase of $52.4 million compared with $111.0 million at September 30, 2009.
  The Company posted total earnings of $0.18 per diluted share for Q4 2009, including a $0.14 per share one time tax benefit and $0.04 per share negative impact from restructuring and other charges. This compares with a total diluted loss per share of $1.22 for Q4 2008, which included $0.80 per share of goodwill impairment, restructuring and other charges. Adjusting for the impacts of restructuring and other charges, Non-GAAP total diluted earnings per share for Q4 2009 would have been $0.22 including the $0.14 tax benefit compared with total diluted loss per share of $0.42 on the same basis for Q4 2008 (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results below).

Commenting on the results, Imation Vice Chairman and CEO Frank Russomanno said, “We had a solid finish to the year, with continued improvements in cash generation and profitability. We returned to operating profitability in the second half of 2009 and delivered significant year-over-year operating income growth in the fourth quarter. We were encouraged by these results despite the ongoing challenges of a difficult global economic environment.”

“On a global basis, we saw moderating declines in our magnetic storage business compared to previous quarters in the year, driven by some increased IT spending at the end of the year. Likewise, our optical storage decline rates continued to improve throughout the year while our overall market share has continued to increase. Regionally, our strongest performance was in the Americas and Asia-Pacific, which was aided somewhat by currency translation.”

“One of the highlights of the fourth quarter was our strong cash generation. In the quarter, we generated over $52 million in cash, ending the year at $163.4 million. This cash increase was driven primarily by working capital improvements as part of our emphasis on achieving operational efficiency.”

“Having just completed a successful Consumer Electronics Show in Las Vegas, we are encouraged by the response to our new storage, consumer electronics and accessories products, with additional placements expected throughout 2010. With a strong foundation of brands – including Imation, Memorex, TDK Life on Record and XtremeMac – we continue to execute on our brand and product strategy.”

“As we look back at 2009, we are pleased with our progress. Our focus on operational excellence and financial strength over the past several quarters has established a solid platform as we enter 2010. We remain committed to our corporate transformation, and are cautiously optimistic for the new year,” Russomanno concluded.

A teleconference is scheduled for 9:00 AM Central Standard Time (CST) today, January 21, 2010 (see Webcast and Replay Information at the bottom of this release).

Q4 and FY 2009 and 2008 Financial Highlights

(Dollars in millions, except per share amounts)	Q4 09	Q4 08	FY 09	FY 08
Net revenue	$451.7	$513.9	$1,649.5	$1,981.0
Gross profit	$69.2	$72.6	$264.0	$338.8
% of Revenue	15.3%	14.1%	16.0%	17.1%
SG&A	$55.4	$74.9	$229.7	$287.6
% of Revenue	12.3%	14.6%	13.9%	14.5%
R&D	$5.5	$5.4	$20.4	$23.6
% of Revenue	1.2%	1.1%	1.2%	1.2%
Litigation settlement	$-	$-	$49.0	$-
Goodwill impairment	$-	$32.4	$-	$32.4
Restructuring and other	$3.8	$9.9	$26.6	$28.9
Operating income (loss)	$4.5	$(50.0)	$(61.7)	$(33.7)
% of Revenue	1.0%	-9.7%	-3.7%	-1.7%
Income (loss) from continuing operations	$7.3	$(46.4)	$(44.0)	$(37.8)
Diluted earnings (loss) per share - Continuing operations	$0.19	$(1.24)	$(1.17)	$(1.01)
Diluted (loss) earnings per share - Discontinued operations	$(0.02)	$0.02	$0.05	$0.12
Diluted earnings (loss) per share - Net income	$0.18	$(1.22)	$(1.13)	$(0.89)

Reconciliation of GAAP to Adjusted Non-GAAP Results

	Q4 09		Q4 08
	Operating		Operating
(Dollars in millions, except per share amounts)	Income	Diluted EPS	Income	Diluted EPS
As reported - GAAP	$4.5	$0.18	$(50.0)	$(1.22)
Goodwill impairment	-	-	32.4	0.64
Restructuring and other	3.8	0.04	9.9	0.16
Adjusted - Non-GAAP	$8.3	$0.22	$(7.7)	$(0.42)

	FY 09		FY 08
	Operating		Operating
(Dollars in millions, except per share amounts)	Income	Diluted EPS	Income	Diluted EPS
As reported - GAAP	$(61.7)	$(1.13)	$(33.7)	$(0.89)
Litigation settlement	49.0	0.82	-	-
Goodwill impairment	-	-	32.4	0.64
Inventory write-off included in COGS	-	-	2.0	0.03
Restructuring and other	26.6	0.44	28.9	0.52
Adjusted - Non-GAAP	$13.9	$0.13	$29.6	$0.30

Comparison of GAAP to Non-GAAP Financial Measures

The Non-GAAP financial measurements are provided to assist in understanding the impact of certain items on Imation’s actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation’s performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

Net revenue for Q4 2009 was $451.7 million, down 12.1 percent from Q4 2008, driven by volume declines of approximately 7.0 percent, price erosion of approximately 9.6 percent partially offset by favorable currency impacts of approximately 4.5 percent. Revenue in the Americas segment, which represented 37.9 percent of total revenue in the quarter, decreased 4.4 percent from Q4 2008 driven by magnetic products. Revenue from the Europe segment, which represented 22.2 percent of total revenue in the quarter, decreased 21.5 percent from Q4 2008 driven by optical and magnetic products. Revenue from the Asia Pacific segment, which represented 27.9 percent of total revenue in the quarter, increased 17.5 percent from Q4 2008 and was aided by currency translation. Revenue from the Electronic Products segment, which represented 12.0 percent of total revenue in the quarter, decreased 45.8 percent from Q4 2008 driven primarily by video products where we have intentionally lowered our exposure to the volatile LCD TV category. Net revenue for the year ended December 31, 2009 was $1,649.5 million, down 16.7 percent from net revenue of $1,981.0 million for the year ended December 31, 2008.

Gross margin of 15.3 percent of revenue in Q4 2009 was up 1.2 percentage points from 14.1 percent in Q4 2008, driven primarily by higher margins on electronic and optical products offset by continued revenue declines in higher margin tape products. Gross margin decreased 0.8 percentage points compared to Q3 2009 gross margin of 16.1 percent due mainly to modestly lower margins across most product categories. For the years ended December 31, 2009 and 2008, gross margins were 16.0 percent and 17.1 percent, respectively. Reduced margins were mainly due to changes in product mix driven by declining sales of our higher margin legacy tape products.

Selling, general & administrative (SG&A) spending was $55.4 million or 12.3 percent of revenue in Q4 2009, compared with $74.9 million or 14.6 percent of revenue in Q4 2008. The decrease in SG&A expense from Q4 2008 resulted from reduced litigation expense due to the Philips settlement and ongoing restructuring and cost control actions. For the years ended December 31, 2009 and 2008, SG&A spending was down $57.9 million to $229.7 million or 13.9 percent of revenue from $287.6 million or 14.5 percent of revenue, respectively, due primarily to ongoing restructuring and cost control actions along with reduced litigation expense due to the Philips settlement.

Research & development (R&D) spending was $5.5 million or 1.2 percent of revenue in Q4 2009, compared with $5.4 million or 1.1 percent of revenue in Q4 2008. For the years ended December 31, 2009 and 2008, R&D spending was $20.4 million or 1.2 percent of revenue and $23.6 million or 1.2 percent of revenue, respectively.

Litigation settlement charge for the year ended December 31, 2009 was $49.0 million. In July 2009, the company entered into a confidential settlement agreement ending all legal disputes with Philips.

Restructuring and other charges were $3.8 million in Q4 2009 compared with $9.9 million in Q4 2008. The charges are associated with our previously announced restructuring programs to reduce selling, general and administrative expenses and relate mainly to severance costs and pension settlements. Restructuring and other charges were $26.6 million and $28.9 million for the years ended December 31, 2009 and 2008, respectively.

Operating income was $4.5 million in Q4 2009 compared with operating loss of $50.0 million in Q4 2008. Adjusting for the impact of restructuring and other charges and a fiscal 2008 goodwill impairment charge, operating income was $8.3 million in Q4 2009 compared with an operating loss of $7.7 million in Q4 2008, an improvement of $16.0 million. Operating loss for the year ended December 31, 2009 was $61.7 million compared with $33.7 million for the year ended December 31, 2008. Adjusting for the impacts of the litigation settlement charge, goodwill impairment charge and restructuring and other charges, operating income was $13.9 million compared with $29.6 million for the years ended December 31, 2009 and 2008, respectively (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results above).

Non-operating expense was $1.8 million in Q4 2009 compared with $3.5 million in Q4 2008. For the years ended December 31, 2009 and 2008, non-operating expense was $15.0 million up from $8.0 million respectively, due primarily to lower interest income and a reserve for a note receivable.

Income Taxes: The tax provision for Q4 2009 and the year ended December 31, 2009 resulted in a tax benefit of $4.6 million and $32.7 million, respectively. The tax provision for Q4 2008 and year ended December 31, 2008 resulted in a tax benefit of $7.1 million and $3.9 million, respectively, which includes a tax benefit of $8.4 million associated with the 2008 goodwill impairment charge of $32.4 million and also includes charges for the establishment of valuation allowances of $5.3 million. The tax provisions vary from period to period based on the mix of income/loss by country and the amount of discrete items in the period. Such mix and the discrete items booked in the quarter caused a tax benefit to be recorded versus a tax expense even though there was income in the quarter. This contributed an additional $0.14 per share in Q4 2009.

Discontinued operations are related to the GDM joint venture, which was wound down as a result of the Philips litigation settlement in July 2009. GDM was a joint venture marketing company for optical media products created with Moser Baer India Ltd. (MBI). Since the inception of the joint venture in 2003, Imation held a 51 percent ownership in the business. As the controlling shareholder, the Company has consolidated the results of the joint venture in the financial statements. Loss from discontinued operations was $0.6 million in Q4 2009 compared to income from discontinued operations of $0.8 million in Q4 2008. For the years ended December 31, 2009 and 2008, income from discontinued operations was $1.8 million and $4.5 million, respectively.

Diluted earnings per share (EPS) from continuing operations was $0.19 in Q4 2009 compared with diluted loss per share of $1.24 in Q4 2008. Total diluted income per share in Q4 2009 was $0.18 compared with diluted loss per share $1.22 in Q4 2008. Adjusting for the restructuring and other charges and goodwill impairment charge, total diluted earnings per share was $0.22 including the $0.14 per share one time tax benefit in Q4 2009 compared with total diluted loss per share of $0.42 in Q4 2008 (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results above).

Cash and cash flows: Ending cash and cash equivalents were $163.4 million as of December 31, 2009, an increase of $52.4 million from $111.0 million as of September 30, 2009 driven by improvements in working capital. Inventory days of supply were reduced 9 days during the quarter. In addition, we closed on the sale of excess real estate in California which netted approximately $12 million.

Webcast and Replay Information

A webcast of Imation Corp.’s fourth quarter teleconference will be available on the Internet on a listen-only basis at http://ir.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 PM CST on January 21, 2010 until 5:00 PM CST on January 28, 2010 by dialing 866-837-8032 (access code 1413686). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.

About Imation Corp.

Imation is a leading global developer and marketer of branded offerings that enable people to capture, save and enjoy digital information. Our world-class portfolio of digital storage products, audio and video electronics, and accessories reaches customers through a powerful global distribution network. Our goal is a company with strong commercial and consumer businesses and continued long-term growth and profitability that creates shareholder value. Imation Corp.’s global brand portfolio, in addition to the Imation brand, includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” and the XtremeMac brand. Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world’s leading recording media brands. Additional information about Imation is available at www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include continuing uncertainty in global and regional economic conditions; the volatility of the markets in which we operate; our ability to successfully implement our strategy; our ability to successfully defend our intellectual property rights; the possibility that our goodwill, deferred tax assets, or other assets may become impaired; the rate of revenue decline for certain existing products; the competitive pricing environment and its possible impact on profitability and inventory valuations; our ability to meet our revenue growth and cost reduction targets; our ability to continue realizing the benefits from our global manufacturing strategy for magnetic data storage products; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to efficiently source, warehouse and distribute our products globally; our ability to secure and maintain adequate shelf and display space over time at retailers which conduct semi-annual or annual line reviews; our ability to achieve the expected benefits from our strategic relationships and distribution agreements; foreign currency fluctuations; our ability to secure adequate supply of certain high demand products at acceptable prices; the outcome of any pending or future litigation; the ready availability and price of energy and key raw materials or critical components; our ability to successfully manage multiple brands globally; the market acceptance of newly introduced product and service offerings, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net revenue	$451.7	$513.9	$1,649.5	$1,981.0
Cost of goods sold	382.5	441.3	1,385.5	1,642.2
Gross profit	69.2	72.6	264.0	338.8

Selling, general and administrative	55.4	74.9	229.7	287.6
Research and development	5.5	5.4	20.4	23.6
Litigation settlement	-	-	49.0	-
Goodwill impairment	-	32.4	-	32.4
Restructuring and other	3.8	9.9	26.6	28.9
Total	64.7	122.6	325.7	372.5

Operating income (loss)	4.5	(50.0)	(61.7)	(33.7)

Other (income) and expense
Interest income	(0.2)	(1.3)	(0.7)	(3.8)
Interest expense	0.7	0.2	2.2	1.5
Other, net	1.3	4.6	13.5	10.3
Total	1.8	3.5	15.0	8.0

Income (loss) from continuing operations before income taxes	2.7	(53.5)	(76.7)	(41.7)

Income tax (benefit) provision	(4.6)	(7.1)	(32.7)	(3.9)

Income (loss) from continuing operations	7.3	(46.4)	(44.0)	(37.8)

Discontinued operations:
(Loss) income from operations of discontinued businesses, net of income taxes	(0.6)	0.8	1.8	4.5

(Loss) income from discontinued operations	(0.6)	0.8	1.8	4.5

Net Income (loss)	$6.7	$(45.6)	$(42.2)	$(33.3)

Earning (loss) per common share - basic:
Continuing operations	$0.19	$(1.24)	$(1.17)	$(1.01)
Discontinued operations	(0.02)	0.02	$0.05	$0.12
Net income	0.18	(1.22)	(1.13)	(0.89)

Earning (loss) per common share - diluted:
Continuing operations	$0.19	$(1.24)	$(1.17)	$(1.01)
Discontinued operations	(0.02)	0.02	0.05	0.12
Net income	0.18	(1.22)	(1.13)	(0.89)

Weighted average shares outstanding
Basic	37.6	37.4	37.5	37.5
Diluted	37.7	37.4	37.5	37.5

Cash dividend paid per common share	$-	$0.08	$-	$0.56

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$163.4	$96.6
Accounts receivable, net	314.9	378.3
Inventories, net	235.7	363.2
Other current assets	152.8	138.1
Total current assets	866.8	976.2

Property, plant and equipment, net	109.8	122.4
Intangible assets, net	337.3	357.0
Goodwill	23.5	23.5
Other assets	44.8	43.2

Total assets	$1,382.2	$1,522.3

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$201.4	$296.1
Accrued payroll	19.7	12.5
Other current liabilities	155.2	195.0
Total current liabilities	376.3	503.6

Other liabilities	78.7	74.1

Shareholders' equity	927.2	944.6

Total liabilities and shareholders' equity	$1,382.2	$1,522.3

IMATION CORP.
SUPPLEMENTAL INFORMATION

(Unaudited)

Operations & Cash Flow - Additional Information

	Three Months Ended		Twelve Months Ended
(Dollars in millions)	December 31,		December 31,
	2009	2008	2009	2008
Gross Profit	$69.2	$72.6	$264.0	$338.8
Gross Margin %	15.3%	14.1%	16.0%	17.1%
Operating Income (Loss)	$4.5	$(50.0)	$(61.7)	$(33.7)
Operating Income %	1.0%	-9.7%	-3.7%	-1.7%
Capital Spending	$1.8	$3.9	$11.0	$13.6
Depreciation	$4.8	$5.1	$19.7	$25.9
Amortization	$6.0	$5.5	$23.3	$23.4
Tax Rate %	NM	13.3%	41.9%	9.4%

Asset Utilization Information *
			December 31,	December 31,
			2009	2008

Days Sales Outstanding (DSO)			60	63
Days of Inventory Supply			75	112
Debt to Total Capital			0.0%	0.0%

Other Information

Approximate employee count as of December 31, 2009:				1,210
Approximate employee count as of December 31, 2008:				1,570
Book value per share as of December 31, 2009:				$24.66
Shares used to calculate book value per share (millions):				37.6
Imation did not repurchase shares of its stock in the fourth quarter of 2009.
Authorization for repurchase of 2.3 million shares remains outstanding as of December 31, 2009.
*	These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days. The prior period amount has been adjusted to reflect this calculation for comparative purposes.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

NM - Not meaningful

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Segment and Product Information

	Three months ended		Three months ended
	December 31, 2009		December 31, 2008		% Change
	Revenue	% Total	Revenue	% Total
Americas	$171.2	37.9%	$179.1	34.9%	-4.4%
Europe	100.3	22.2%	127.7	24.8%	-21.5%
Asia Pacific	126.2	27.9%	107.4	20.9%	17.5%
Electronic Products	54.0	12.0%	99.7	19.4%	-45.8%
Total	$451.7	100.0%	$513.9	100.0%	-12.1%

	Revenue	% Total	Revenue	% Total
Optical products	$194.1	43.0%	$208.9	40.6%	-7.1%
Magnetic products	127.8	28.3%	145.7	28.4%	-12.3%
Flash media products	29.3	6.5%	22.5	4.4%	30.2%
Electronic products, accessories and other	100.5	22.2%	136.8	26.6%	-26.5%
Total	$451.7	100.0%	$513.9	100.0%	-12.1%

	Operating		Operating
	Income (Loss)	OI %	Income (Loss)	OI %
Americas	$13.0	7.6%	$13.4	7.5%	-3.0%
Europe	(0.8)	-0.8%	3.9	3.1%	-120.5%
Asia Pacific	6.7	5.3%	5.2	4.8%	28.8%
Electronic Products	(1.3)	-2.4%	(6.9)	-6.9%	-81.2%
Corp/Unallocated (1)	(13.1)	NM	(65.6)	NM	-80.0%
Total	$4.5	1.0%	$(50.0)	-9.7%

	Twelve months ended		Twelve months ended
	December 31, 2009		December 31, 2008		% Change
	Revenue	% Total	Revenue	% Total
Americas	$649.2	39.4%	$757.3	38.2%	-14.3%
Europe	401.6	24.3%	543.7	27.5%	-26.1%
Asia Pacific	413.7	25.1%	434.4	21.9%	-4.8%
Electronic Products	185.0	11.2%	245.6	12.4%	-24.7%
Total	$1,649.5	100.0%	$1,981.0	100.0%	-16.7%

	Revenue	% Total	Revenue	% Total
Optical products	$738.0	44.7%	$851.6	43.0%	-13.3%
Magnetic products	474.2	28.7%	644.4	32.5%	-26.4%
Flash media products	90.0	5.5%	99.2	5.0%	-9.3%
Electronic products, accessories and other	347.3	21.1%	385.8	19.5%	-10.0%
Total	$1,649.5	100.0%	$1,981.0	100.0%	-16.7%

	Operating		Operating
	Income (Loss)	OI %	Income (Loss)	OI %
Americas	$55.4	8.5%	$71.5	9.4%	-22.5%
Europe	1.7	0.4%	17.0	3.1%	-90.0%
Asia Pacific	18.7	4.5%	28.7	6.6%	-34.8%
Electronic Products	(7.2)	-3.9%	(13.4)	-5.5%	-46.3%
Corp/Unallocated (1)	(130.3)	NM	(137.5)	NM	-5.2%
Total	$(61.7)	-3.7%	$(33.7)	-1.7%
NM - Not meaningful
(1) Corporate and unallocated amounts include research and development expense, corporate expense, stock-based compensation expense, litigation settlement and restructuring and other expense that are not allocated to the segments we serve. We believe this avoids distorting the operating income for the segments.